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                            CERTIFICATE OF CORRECTION

                                     OF THE

           CERTIFICATE OF THE VOTING POWERS, DESIGNATIONS, PREFERENCES
                 AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER
               SPECIAL RIGHTS, AND QUALIFICATIONS, LIMITATIONS OR
                  RESTRICTIONS THEREOF, OF SERIES E CONVERTIBLE
                                 PREFERRED STOCK

                                       OF

                                TIME WARNER INC.

                              --------------------


            Pursuant to Section 103(f) of the General Corporation Law
                            of the State of Delaware

                              ---------------------


                  TIME WARNER INC. (the "Corporation"), a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:

                  1. The Certificate of the Voting Powers, Designations, Preferences and Relative, Participating, Optional or Other Special Rights, and Qualifications, Limitations or Restrictions Thereof, of Series E Convertible Preferred Stock of the Corporation (hereinafter, the "Certificate") was filed pursuant to Section 151 of the DGCL with the Secretary of State of the State of Delaware on October 10, 1996.



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                                                                               2

                  2. The Certificate incorrectly states certain dates in Section
2.1 thereof, which requires correction as permitted by Section 103(f) of the DGCL.

                  3. Section 2.1 of the Certificate is hereby deleted and corrected to read in its entirety as follows:

                  "2.1 The holders of the outstanding Series E Stock shall be entitled to receive quarter-annual dividends, as and when declared by the Board of Directors out of funds legally available therefor. Each quarter-annual dividend shall be an amount per share equal to (i) in the case of each Dividend Payment Date (as defined below) occurring on or prior to January 4, 2001, the greater of (A) $.9375 per $100 of Liquidation Value of Series E Stock (which is equivalent to $3.75 per annum), and (B) an amount per $100 of Liquidation Value of Series E Stock equal to the product of (1) the Conversion Rate and (2) the aggregate per share amount of regularly scheduled dividends paid in cash on the Common Stock during the period from but excluding the immediately preceding Dividend Payment Date to and including such Dividend Payment Date (the "Preferred Dividend Amount"), and (ii) in the case of each Dividend Payment Date occurring thereafter, an amount per share of Series E Stock equal to the product of (1) the Conversion Rate and (2) the aggregate per share amount of regularly scheduled dividends paid in cash on the Common Stock during the period from but excluding the immediately preceding Dividend Payment Date to and including such Dividend Payment Date. All dividends shall be payable in cash on or about the first day of March, June, September and December in each year, as fixed by the Board of Directors, or such other dates as are fixed by the Board of Directors (provided that January 4, 2001, shall be a Dividend Payment Date) (each a "Dividend Payment Date"), to the holders of record of Series E Stock at the close of business on or about the Trading Day next preceding such first day of March,




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         June, September and December (or January 4, 2001) as the case may be, as fixed by the Board of Directors, or such other dates as are fixed by the Board of Directors (each a "Record Date"). Subject to the next sentence, in the case of dividends payable in respect of periods prior to January 4, 2001, (i) such dividends shall accrue on each share on a daily basis, whether or not there are unrestricted funds legally available for the payment of such dividends and whether or not declared and (ii) any such dividends that become payable for any partial dividend period shall be computed on the basis of the actual days elapsed in such period. Notwithstanding the preceding sentence, the amount accruing and payable in respect of the first dividend on the Series E Stock payable after the date of the Certificate shall equal the Preferred Dividend Amount. From and after January 4, 2001, dividends on the Series E Stock (determined as to amount as provided herein) shall accrue to the extent, but only to the extent, that regularly scheduled cash dividends are declared by the Board of Directors on the Common Stock with a payment date after January 4, 2001 (or, in the case of Series E Stock originally issued after January 4, 2001, after the Dividend Payment Date next preceding such date of original issuance). All dividends that accrue in accordance with the foregoing provisions shall be cumulative from and after the day immediately succeeding the date of issuance. The amount payable to each holder of record on any Dividend Payment Date shall be rounded to the nearest cent."




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                  IN WITNESS WHEREOF, Time Warner Inc. has caused this
Certificate to be signed this 11th day of November, 1996.


                                                TIME WARNER INC.,

                                                 by /s/ Thomas W. McEnerney
                                                    --------------------------
                                                    Name:  Thomas W. McEnerney
                                                    Title: Vice President

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